Exhibit 99.5

SHARE PURCHASE AGREEMENT

Rainmaker Worldwide Inc. (OTC: RAKR)

This Share Purchase Agreement (the “Agreement”) is made and entered into as of September 25, 2026 (the “Effective Date”), by and between:

Seller:

Michael O’Connor

and

Purchaser:

Frontrunner a Cayman Islands exempted company

[REDACTED — contact details]

George Town Financial Center, Suite 306
PO Box 10061
Grand Cayman

(each a “Party” and collectively, the “Parties”).

1. Shares Being Sold

The Seller agrees to sell, transfer, and assign to the Purchaser, and the Purchaser agrees to purchase from the Seller:

● 3,500,000 (three million, five hundred thousand) common shares of Rainmaker Worldwide Inc. (OTC: RAKR) (the “Company”) (the “Shares”).

The Shares shall be transferred free and clear of all liens, encumbrances, and restrictions other than those imposed by applicable securities laws.

2. Purchase Price

The purchase price shall be:

● US$0.005 per share × 3,500,000 shares = US$17,500 (the “Purchase Price”)

The Purchaser shall pay the Purchase Price to the Seller in immediately available funds in accordance with Section 3.

3. Payment and Closing

a. Binding Agreement. This Agreement is binding upon execution and delivery by both Parties, and the Seller’s obligation to sell and the Purchaser’s obligation to purchase the Shares are firm as of that time, subject only to the terms of this Agreement.

b. Payment. The Purchaser shall pay the Purchase Price by wire transfer to the account designated by the Seller as soon as reasonably practicable after the Effective Date. The Seller acknowledges that the Purchaser intends to initiate funding on September 28, 2026, and that the funds must move through an international, multi-step banking settlement before the final wire to the Seller can be sent. The Purchaser shall send the Purchase Price to the Seller no later than October 6, 2026 (the “Payment Deadline”) and shall deliver to the Seller a wire confirmation, including the bank reference number, promptly after the wire is sent.

c. Banking Delays. If the Purchaser has initiated the payment process in good faith and the Purchase Price has not been sent or received by reason of any delay in processing, compliance review or settlement by any bank, intermediary or correspondent bank, the Payment Deadline shall be automatically extended by up to five (5) Business Days and such delay shall not constitute a breach of this Agreement.

d. Wire Instructions. The Seller has provided complete written wire instructions to the Purchaser in the attached Schedule A. The Purchaser may verify the instructions with the Seller by telephone before sending funds, and the Payment Deadline shall be extended by one day for each day of delay in the Seller providing or confirming wire instructions. Each Party shall bear the fees charged by its own bank.

e. Closing. The closing of the transaction (the “Closing”) shall occur on the date the Seller receives the Purchase Price (the “Closing Date”). The Seller shall confirm receipt to the Purchaser in writing within one (1) Business Day after receipt.

f. Transfer Documents. Within three (3) Business Days after the Payment Deadline, and in any event before the Closing Date, the Seller shall prepare and hold ready for release all documents required by the Company’s transfer agent (the “Transfer Agent”) to transfer the Shares to the Purchaser, including a duly executed stock power or transfer form bearing a medallion signature guarantee (obtained at the Seller’s cost) or a Medallion Waver issued from the Company, and any seller representation letter or other document the Transfer Agent requires, and shall provide copies to the Purchaser. Within two (2) Business Days after the Closing Date, the Seller shall deliver those documents to the Transfer Agent with irrevocable instructions to register the Shares in the name of the Purchaser or its designee.

g. “Business Day” means a day other than a Saturday, Sunday or day on which banks in Toronto, Ontario, New York, New York or George Town, Grand Cayman are authorized or required to close.

h. Transfer Agent Fees. The Purchaser shall be responsible for all fees charged by the Transfer Agent in connection with the transfer of the Shares and shall provide a valid email address to which the Transfer Agent may send a payment link.

4. Seller Representations

The Seller represents and warrants that:

a. The Seller is the lawful owner of the Shares and has full authority to sell them.

b. The Shares are free of all liens, pledges, or claims, other than restrictions arising under U.S. securities laws, and at Closing the Purchaser will acquire good and valid title to the Shares, free of all liens, pledges and claims.

c. The execution and performance of this Agreement does not violate any other agreement to which the Seller is a party, or any order or law applicable to the Seller.

d. The Shares are validly issued, fully paid and non-assessable, and are registered in the Seller’s name on the records of the Transfer Agent book-entry (DRS) form.

f. The Seller has beneficially owned and fully paid for the Shares for at least one (1) year before the Effective Date.

h. No broker, finder or agent is entitled to any fee or commission in connection with this transaction based on arrangements made by the Seller.

i. The representations and warranties in this Section 4 are true on the Effective Date and on the Closing Date and survive the Closing.

5. Purchaser Representations

The Purchaser represents and warrants that:

a. The Purchaser is acquiring the Shares for its own account and will not resell or distribute the Shares except in compliance with applicable securities laws.

b. The Purchaser acknowledges that the Shares may be “restricted securities” under U.S. law.

c. The Purchaser has, or will have by the Payment Deadline, sufficient financial resources to complete the transaction.

d. The Purchaser is duly organized and validly existing and has full authority to enter into and perform this Agreement.

6. Seller Covenants

From the execution of this Agreement until the Shares are registered in the name of the Purchaser or its designee, the Seller shall not sell, transfer, pledge, lend, grant any option over, or otherwise encumber or dispose of any of the Shares, and shall not solicit, negotiate or accept any offer from any other person for the Shares. The Seller shall promptly take all further actions and sign all further documents reasonably required by the Purchaser or the Transfer Agent to complete the transfer of the Shares.

7. Termination and Remedies

a. Neither Party may terminate this Agreement except as set out in this Section 7.

b. If the Purchaser has not sent the Purchase Price by the Payment Deadline (as extended under Section 3), the Seller may give written notice to the Purchaser. If the Purchase Price is not sent within two (2) Business Days after the Purchaser receives that notice, the Seller may terminate this Agreement by further written notice, which shall be the Seller’s sole remedy.

c. If the Seller fails to perform its obligations under Section 3 or Section 6, the Purchaser may (i) obtain specific performance, the Parties agreeing that damages would not be an adequate remedy, or (ii) terminate this Agreement by written notice, in which case the Seller shall return the full Purchase Price, without deduction, within three (3) Business Days after that notice.

8. Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles. Each Party submits to the non-exclusive jurisdiction of the courts of the State of Nevada.

9. Entire Agreement; Miscellaneous

This Agreement constitutes the entire understanding between the Parties regarding the subject matter and supersedes all prior negotiations or agreements.

This Agreement may be executed in counterparts and delivered by electronic signature or PDF, each of which is deemed an original and all of which together constitute one agreement. The Purchaser may designate a nominee or affiliate to take registration of the Shares, provided the Purchaser remains responsible for its obligations under this Agreement. All dollar amounts are in United States dollars.

10. Signatures

Seller:	Purchaser:

/s/ Michael O’Connor	/s/ Jamie Nelson
Michael O’Connor	Jamie Nelson
Authorized Signatory, Frontrunner
a Cayman Islands exempted company
Schedule A — Wire Instructions

[Personal banking information redacted]